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                                                                 EXHIBIT 10.37

                               [LOGO OF NOOSH]

January 4, 2000


Robert Shaw
930 North Clark Unit D
Chicago, IL 60610

Dear Robert,

NOOSH, Inc. (the "Company") is pleased to offer you the position of Senior Vice President Sales, reporting to NOOSH's CEO. Your starting monthly salary will be $16,666, less payroll deductions and all required withholding. You may be eligible for a monthly salary increase after your first year of employment. In addition, you will receive a sales commission of not less than $12,500 per month for your continued employment from January 14, 2000 through January 14, 2003. Your entire salary, sales commissions and any bonuses paid to you are subject to payroll deductions and all required withholdings.

You will also receive a hire on bonus of $75,000 to be paid within the first month after your start date as an employee of NOOSH. As part of this offer NOOSH will also pay standard relocation expenses to include the following; movement of household items, travel expenses associated with the relocation, selling costs associated with the sale of your current residence, closing costs for the new property that you purchase and six months of interim living expenses. NOOSH will also reimburse you for all reasonable business expenses incurred by you in accordance with the Company's policy concerning business expense reimbursement.

It will further be recommended to the Board of Directors that you be granted a stock option (the "Option") to purchase 270,000 shares of Common Stock under NOOSH's Employee Stock Option Plan (the "Plan"). Your option will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your option shares would vest at the rate of 25% upon completion of the fast year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. The exercise price of your stock option will not be fixed until the date of grant by the Board of Directors The exercise price for your option would be set equal to the fair market value of NOOSH's stock on the grant date.

As part of this offer, if you are terminated from NOOSH without cause before one year of continuous employment, you will be deemed to be vested in 25% of your option shares as of the termination date. These shares will not vest if you are terminated for cause or voluntarily resign from NOOSH. The terms and conditions of your stock option, including, without limitation, the date by which you must exercise your right to purchase option shares, will be set forth in your option agreement for the Option and the Plan.

NOOSH also offers a benefits package, including medical insurance coverage, two weeks of vacation annually, and sick leave and paid holidays as specified by Company policy for all employees.

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Your employment with NOOSH is for no specified term and is "at will" and may be terminated by you or NOOSH at any time, with or without cause or advance notice. However, if the Company terminates your employment without cause under this agreement, or if you choose to terminate your employment because the Company has chosen to materially reduce your position or responsibilities (after 30 days notice from you and the Company's opportunity to cure such martial reduction), then, during the twelve (12) month period following the termination date, you will be entitled to receive (i) continued payments on the Company's standard payroll dates at the rate of $25,000 per month, less withholding, and (ii) reimbursement of COBRA payments required to continue your personal medical insurance coverage during such twelve (12) month period. In addition you will be eligible for outplacement services. You shall not be entitled to any such benefits if your employment is terminated by the Company for cause or by you voluntarily. For these purposes, "cause" will be defined to mean (i) your violation of any material provision of the Inventions Agreement (as defined below) or this agreement, (ii) any act of theft or material dishonesty which is detrimental to the best interests of the Company or (iii) any illegal act which has a detrimental effect on the business or reputation of the company or its affiliates. You agree that the benefits stated in this paragraph shall be your sole and exclusive remedy for any damages or injury arising out of or related to any termination of your employment by the Company.

This offer letter, the Company's standard agreement relating to proprietary rights between you and NOOSH (the "Inventions Agreement"), and the Plan and option agreement between you and NOOSH (relating to your option grant described above), will set forth the terms of your employment with the Company. This letter also supersedes any prior representations or agreements, whether written or oral. As required by law, this offer is subject to proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement signed by the Company and you.

Robert, NOOSH is an exciting, dynamic, and growing company. We believe this position will provide you with an excellent opportunity for professional growth in a very unique culture. NOOSH feels the single most important factor in our success will be our people. We are pleased to extend this offer to join our company, and confident that the skills and background you bring to this position will be instrumental to NOOSH's success.

Please review this offer letter, keep a copy of this document and return the signed original offer letter to me by January 10, 2000. As we've discussed, we look forward to your joining our team on or before January 14, 2000.

Sincerely,


s/ Ofer Ben-Shachar
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Ofer Ben-Shachar
President and CEO
NOOSH, INC.



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I agree to and accept this offer of employment with NOOSH, Inc.


/s/ Robert Shaw          1/14/00
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Robert Shaw              Start Date

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